Exhibit 99.3
AETNA AND COVENTRY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 7, 2013 (the "Effective Date"), Aetna Inc. ("Aetna") completed its acquisition of Coventry Health Care, Inc. ("Coventry"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of August 19, 2012 (as amended, the "Merger Agreement"), by and among Aetna, Jaguar Merger Subsidiary, Inc., a wholly owned subsidiary of Aetna (“Merger Sub”), and Coventry, Merger Sub merged with and into Coventry (the “Merger”), with Coventry continuing as the surviving corporation and a wholly owned subsidiary of Aetna. At the effective time of the Merger (the “Effective Time”), each share of outstanding common stock of Coventry (including restricted shares, but not including shares held by Coventry as treasury stock) was converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share. Additionally, substantially all of Coventry’s outstanding stock options, performance share units and restricted stock units (all such awards, collectively, the “Outstanding Awards”) were, pursuant to their terms, vested or became vested upon the Effective Time and were canceled and converted into the right to receive cash. In connection with the Merger, Aetna issued approximately 52.2 million common shares, with a fair value of approximately $3.1 billion, and paid an aggregate of approximately $3.8 billion in cash to former Coventry stockholders and Outstanding Award holders in exchange for their shares of Coventry common stock and Outstanding Awards, resulting in aggregate merger consideration to Coventry’s former stockholders of approximately $6.9 billion. Aetna funded the cash portion of the purchase price through a combination of existing cash on hand and proceeds from the issuance of long-term debt and commercial paper.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012, and during the three months ended March 31, 2013, combine the historical consolidated statements of income of Aetna and Coventry, giving effect to the Merger as if it had occurred on the first day of each period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2013, combines the historical consolidated balance sheets of Aetna and Coventry, giving effect to the Merger as if it had occurred on March 31, 2013. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company's results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

•
separate historical consolidated financial statements of Aetna as of, and for the year ended, December 31, 2012, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2012;

•
separate historical consolidated financial statements of Coventry as of, and for the year ended, December 31, 2012, and the related notes included in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2012;

•
separate historical consolidated financial statements of Aetna as of, and for the three months ended, March 31, 2013, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013; and

•
separate historical consolidated financial statements of Coventry as of, and for the three months ended, March 31, 2013, and the related notes included in Coventry’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013.

The unaudited pro forma condensed combined financial information has been prepared by Aetna using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles ("GAAP"). Aetna has been treated as the acquirer in the Merger for accounting purposes. The assets acquired and liabilities assumed of Coventry have been measured at their respective estimated fair values at the Effective Date. Differences between these estimates of fair value and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

Aetna will finalize the purchase price allocation as soon as practicable within the measurement period prescribed by Financial Accounting Standards Board Accounting Standards Codification (which is referred to as "ASC") 805, Business Combinations, but in no event later than one year following completion of the Merger. Aetna is in the process of gathering and assessing the information necessary to determine the required fair value measures at the Effective Date, including:

•	the fair value of premium and other receivables and the gross contractual accounts receivables as of the Effective Date that are not expected to be collected,

•
the amounts recorded at the Effective Date for each major class of assets acquired and liabilities assumed, including valuations of identified acquired intangible assets, property and equipment, and income tax assets and liabilities;

•	the nature, amounts recognized and measurement basis of assets and liabilities arising from contingencies recognized at the Effective Date; and

•	qualitative and quantitative information related to any goodwill recorded at the Effective Date, including the allocation of goodwill to reporting units, as appropriate.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Aetna and Coventry would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related charges to achieve those potential cost savings. Material intercompany transactions between Aetna and Coventry during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (refer to Note 7. Income Statement Pro Forma Adjustments and Note 8. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Year Ended December 31, 2012

(Millions, except per common share data)	Aetna	Coventry	Accounting Policies (Note 3)	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Revenue:
Health care and other premiums	$31,715.4	$12,926.4	$(5.0)	$(229.4)	$—		$44,407.4
Fees and other revenue	3,962.2	1,240.2	(266.0)	—	(16.0)	(a)	4,920.4
Net investment income	922.2	71.1	—	(1.1)	(37.1)	(b)(c)(d)	955.1
Total revenue	36,599.8	14,237.7	(271.0)	(230.5)	(53.1)		50,282.9
Benefits and expenses:
Health care costs and benefits	26,680.4	11,120.6	(337.3)	(205.7)	—		37,258.0
Selling, general and administrative expenses	7,103.3	2,233.1	65.9	(19.7)	(12.5)	(a)(d)(e)	9,370.1
Interest expense	268.8	99.5	—	—	(9.0)	(f)	359.3
Total benefits and expenses	34,052.5	13,453.2	(271.4)	(225.4)	(21.5)		46,987.4
Income before income taxes	2,547.3	784.5	.4	(5.1)	(31.6)		3,295.5
Income tax expense	887.5	297.4	—	(1.8)	(11.1)	(g)	1,172.0
Net income including non-controlling interests	1,659.8	487.1	.4	(3.3)	(20.5)		2,123.5
Less: Net income attributable to
non-controlling interests	1.9	—	.4	—	—		2.3
Net income attributable to Parent	$1,657.9	$487.1	$—	$(3.3)	$(20.5)		$2,121.2

Earnings per common share:
Basic	$4.87	$3.54					$5.41
Diluted	$4.81	$3.52					$5.34

Weighted-average shares:
Basic	340.1	136.0			(83.8)	(h)	392.3
Diluted	345.0	136.8			(84.6)	(h)	397.2

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Three Months Ended March 31, 2013

(Millions, except per common share data)	Aetna	Coventry	Accounting Policies (Note 3)	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
Revenue:
Health care and other premiums	$8,307.1	$3,236.7	$(1.9)	$(75.0)	$—		$11,466.9
Fees and other revenue	996.7	297.4	(59.4)	—	(3.4)	(a)	1,231.3
Net investment income	235.1	16.5	—	(.4)	(10.0)	(b)(c)(d)	241.2
Total revenue	9,538.9	3,550.6	(61.3)	(75.4)	(13.4)		12,939.4
Benefits and expenses:
Health care costs and benefits	6,938.8	2,746.2	(81.6)	(74.3)	—		9,529.1
Selling, general and administrative expenses	1,771.6	557.9	20.0	(4.9)	(15.2)	(a)(d)(e)	2,329.4
Interest expense	77.8	24.6	—	—	(14.5)	(f)	87.9
Total benefits and expenses	8,788.2	3,328.7	(61.6)	(79.2)	(29.7)		11,946.4
Income before income taxes	750.7	221.9	.3	3.8	16.3		993.0
Income tax expense	259.8	86.5	—	1.4	5.7	(g)	353.4
Net income including non-controlling interests	490.9	135.4	.3	2.4	10.6		639.6
Less: Net income attributable to
non-controlling interests	.8	—	.3	—	—		1.1
Net income attributable to Parent	$490.1	$135.4	$—	$2.4	$10.6		$638.5

Earnings per common share:
Basic	$1.50	$1.01					$1.68
Diluted	$1.48	$1.00					$1.67

Weighted-average shares:
Basic	327.6	133.5			(81.3)	(h)	379.8
Diluted	330.7	134.3			(82.1)	(h)	382.9

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments.

Unaudited Pro Forma Condensed Combined

Balance Sheet
As of March 31, 2013

(Millions)	Aetna	Coventry	Accounting Policies (Note 3)	Pro Forma Adjustments (Note 8)		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$3,227.9	$1,531.7	$—	$(3,231.5)	(a)	$1,528.1
Investments	2,026.9	120.7	—	—		2,147.6
Premiums and other receivables, net	2,028.4	1,206.0	(22.6)	(1.1)	(b)	3,210.7
Other current assets	2,109.5	195.5	22.6	29.2	(c)	2,356.8
Total current assets	9,392.7	3,053.9	—	(3,203.4)		9,243.2
Long-term investments	19,614.1	2,713.3	(56.5)	—		22,270.9
Goodwill	6,209.2	2,591.5	—	1,486.6	(d)	10,287.3
Intangibles	786.3	302.1	—	1,007.9	(e)	2,096.3
Other long-term assets	2,281.4	294.5	—	(89.7)	(f)	2,486.2
Separate Accounts assets	4,233.5	—	—	—		4,233.5
Total assets	$42,517.2	$8,955.3	$(56.5)	$(798.6)		$50,617.4

Liabilities and shareholders' equity:
Current liabilities:
Health care costs payable and unpaid claims	$3,820.9	$1,476.6	$(15.4)	$—		$5,282.1
Short term debt	99.9	—	—	600.0	(g)	699.9
Accrued expenses and other current liabilities	5,548.3	660.9	15.4	87.3	(b)(h)	6,311.9
Total current liabilities	9,469.1	2,137.5	—	687.3		12,293.9
Long-term debt	6,483.8	1,585.3	—	216.6	(i)	8,285.7
Other long-term liabilities	11,604.0	396.5	(58.7)	128.1	(j)(k)	12,069.9
Separate Accounts liabilities	4,233.5	—	—	—		4,233.5
Total liabilities	31,790.4	4,119.3	(58.7)	1,032.0		36,883.0
Shareholders' equity:
Common stock and additional paid-in-capital (1)	1,210.1	62.1	—	3,002.5	(l)	4,274.7
Retained earnings	10,584.7	4,720.1	—	(4,779.3)	(m)	10,525.5
Accumulated other comprehensive loss	(1,113.9)	53.8	—	(53.8)	(n)	(1,113.9)
Total shareholders' equity	10,680.9	4,836.0	—	(1,830.6)		13,686.3
Non-controlling interests	45.9	—	2.2	—		48.1
Total equity	10,726.8	4,836.0	2.2	(1,830.6)		13,734.4
Total liabilities and shareholders' equity	$42,517.2	$8,955.3	$(56.5)	$(798.6)		$50,617.4

(1)
On an historical basis, share information of Aetna is as follows: 2.6 billion shares authorized; 325.9 million shares issued and outstanding. On a pro forma combined basis, share information is as follows: 2.6 billion shares authorized; 378.1 million shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 8. Balance Sheet Pro Forma Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On May 7, 2013, pursuant to the Merger Agreement, Merger Sub merged with and into Coventry, and Coventry became a wholly owned subsidiary of Aetna. Upon completion of the Merger, each share of Coventry common stock issued and outstanding was converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share.

At completion of the Merger, each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price less than the sum of (a) $27.30 and (b) the product of the Aetna closing price multiplied by 0.3885 (which sum is referred to as the "equity award cash consideration" and which options are referred to as "in-the-money options"), was canceled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option. The average of the volume weighted averages of the trading prices for Aetna common shares on the New York Stock Exchange for each of the five consecutive trading days ending on the trading day that was two trading days prior to the Effective Date is referred to as the "Aetna closing price."

During the 60-day period following the date of the Merger Agreement, Aetna and Coventry discussed the treatment of each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price greater than or equal to the equity award cash consideration (which options are referred to as "underwater options"), taking into account the terms and conditions of each such underwater option and decided to cancel such underwater options upon completion of the Merger. Aetna has agreed to pay the holders of underwater options that executed customary acknowledgments and waivers an amount in cash per underwater option calculated by reference to the exercise price of the applicable underwater option. For active employees of Coventry, such payments are conditioned upon such employee remaining employed by Coventry or Aetna or their respective affiliates for one year following the Effective Time (subject to acceleration upon certain terminations of employment).

At completion of the Merger, each outstanding restricted share of Coventry common stock (which represented a share of Coventry common stock subject to vesting and forfeiture restrictions) was converted into the right to receive the merger consideration paid to holders of shares of Coventry common stock, less applicable withholding taxes.

At completion of the Merger, each Coventry performance share unit and restricted stock unit outstanding under any Coventry employee benefit plan (which are collectively referred to as "Coventry stock units") that, pursuant to its terms as of the date of the Merger Agreement, was vested or became vested upon completion of the Merger, was converted into the right to receive an amount in cash, paid at the completion of the Merger without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that Coventry stock unit.

At completion of the Merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that, pursuant to its terms as of the date of the Merger Agreement, was not vested and did not become vested upon completion of the Merger, which are referred to as "rollover units," was converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the Merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled Aetna restricted stock unit is subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the Merger.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and is based on the historical consolidated financial statements of Aetna and Coventry. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the Effective Date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Merger is completed at the then-current market price. Refer to Note 4. Consideration Transferred for additional information.

ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Aetna may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Aetna’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of completion of the Merger, primarily at their respective fair values and added to those of Aetna. Financial statements and reported results of operations of Aetna issued after completion of the Merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Coventry.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Aetna and Coventry are estimated to be approximately $102 million and $62 million, respectively, of which $50.0 million and $25.4 million, respectively, were incurred through March 31, 2013.

Certain acquisition-related transaction costs incurred in both 2012 and the three months ended March 31, 2013 are reflected as a pro forma adjustment to the unaudited pro forma condensed combined statements of income for those same periods as a reduction in net investment income and selling, general and administrative expenses because those net costs are not expected to have a continuing impact on the combined company's results. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 is required to include adjustments which give effect to events that are directly attributable to the transaction regardless of whether they are expected to have a continuing impact on the combined company's results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by Aetna and Coventry subsequent to March 31, 2013 of approximately $52 million and $37 million, respectively, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of March 31, 2013 as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a net decrease to retained earnings.

The unaudited pro forma condensed combined financial information does not reflect any cost savings that may be realized as a result of the Merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna projects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial information does not reflect any restructuring or integration-related charges to achieve those potential cost savings, which charges are projected to be approximately $250 million to $300 million pretax in the aggregate over a period of three years following completion of the Merger. Restructuring and integration-related charges will be expensed in the appropriate accounting periods as incurred.

3.	Accounting Policies

The unaudited pro forma condensed combined financial statements reflect adjustments to conform Coventry’s presentation to Aetna’s accounting policies, including conforming reclassifications in the balance sheet. At this time, Aetna is not aware of any accounting policy differences that would have a material impact on the combined company's financial statements, however, as Aetna completes its review of Coventry's accounting policies, it is possible that other policy differences may be identified that, when conformed, could have a material impact on the combined company's financial statements.

4.	Consideration Transferred

The components of consideration transferred for the acquisition of Coventry were as follows:

	Conversion	Estimated	Form of
(Millions, except per common share data)	Calculation	Fair Value	Consideration
Consideration Transferred:
Number of shares of Coventry common stock outstanding at May 7, 2013:	133.7
Multiplied by Aetna's share price at May 7, 2013, multiplied by the			Aetna
exchange ratio ($58.69*0.3885)	$22.80	$3,047.4	Common Shares
Multiplied by the per common share cash consideration	$27.30	$3,648.7	Cash
Number of shares underlying in-the-money Coventry stock options vested and unvested
outstanding as of May 7, 2013, canceled and exchanged for cash	4.9
Multiplied by the excess, if any, of (1) the sum of (x) the per common share cash consideration plus (y) the Aetna closing share price (a)
multiplied by the exchange ratio ($57.93*0.3885) over
(2) the weighted-average exercise price of such
in-the-money stock options	$15.94	$78.1	Cash
Number of Coventry performance share units and restricted stock
units outstanding at May 7, 2013, canceled and paid in cash	1.6
Multiplied by the Equity Award Cash Consideration	$49.80	$58.5	Cash (b)
Number of Coventry restricted shares outstanding at May 7, 2013:	1.1
Less: Employee tax withholdings	(.4)	$18.8	Cash
Net restricted shares outstanding at May 7, 2013	.7
Multiplied by Aetna's share price at May 7, 2013, multiplied by			Aetna
the exchange ratio ($58.69*0.3885)	$22.80	$17.2	Common Shares
Multiplied by the per common share cash consideration	$27.30	$20.5	Cash
Other consideration transferred (c)		6.9
Total Consideration Transferred		$6,896.1

Certain amounts may reflect rounding adjustments

(a)
Based on the average of the volume weighted averages of the trading prices of Aetna common shares on the New York Stock Exchange for each of the five consecutive trading days ending on the trading day that was two trading days prior to the Effective Date.

(b)
Pursuant to the terms of certain employment agreements, an aggregate of approximately .5 million performance share units and restricted stock units, did not automatically vest upon the change of control of Coventry. In the absence of such automatic vesting upon a change in control, pursuant to GAAP, Aetna estimated the fair value of these awards at the Effective Date and attributed that fair value to pre-Merger and post-Merger services. Accordingly, $6.9 million of the fair value of these awards was attributed to pre-Merger services and is included in the estimated consideration transferred, and approximately $19.0 million will be accounted for in Aetna's post-Merger financial statements as transaction-related costs and reflected as a selling, general and administrative expense in Aetna's statements of income. The post-Merger cost of these awards will not have a continuing impact on the combined company's results, and therefore is not reflected in the pro forma condensed combined statements of income for 2012 or the three months ended March 31, 2013.

(c)
Certain of Coventry's named executive officers received payments pursuant to employment agreements entered into prior to the Coventry acquisition. The total compensation paid in cash pursuant to such agreements in connection with the Merger was $6.5 million. Other consideration transferred includes the portion of the fair value of the rollover units that was attributed to pre-Merger services. The fair value attributable to post-Merger services will be recorded as compensation expense in Aetna's post-Merger financial statements.

5.	Estimate of Assets Acquired and Liabilities Assumed

The following summarizes a preliminary estimate of the assets acquired and the liabilities assumed by Aetna in the Merger, assuming the Merger took place on March 31, 2013, and includes a reconciliation to the total consideration transferred:

At March 31,
(Millions)	2013
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$4,836.0
Less historical:
Goodwill	(2,591.5)
Intangible assets	(302.1)
Capitalized internal-use software	(71.4)
Outstanding liability-based awards	13.7
Unamortized debt issuance costs	(9.4)
Other deferred expenses	(8.9)
Deferred tax liabilities on historical intangible assets	169.2
Deferred tax liabilities on investments	35.7
Deferred tax liabilities on historical internal-use software	30.6
Deferred tax assets on outstanding equity awards	(23.9)
Deferred tax assets on other deferred expenses	(3.4)
Adjusted book value of net assets acquired	$2,074.6
Adjustments to:
Goodwill (a)	$4,078.1
Identified intangible assets (b)	1,310.0
Deferred tax liabilities (c)	(350.0)
Fair value adjustment to debt (d)	(216.6)
Total adjustments	4,821.5
Consideration transferred	$6,896.1

(a)
Goodwill is calculated as the difference between the Effective Date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)
As of completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial information and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all acquired assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value.

Aetna is gathering information as to the amount, timing and risk of the cash flows from all of Coventry's identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset.

For purposes of these unaudited pro forma condensed combined financial statements, the components of the fair value of the acquired identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated	Estimated
	Fair Value (Millions)	Useful Life (Years)
Customer lists	$625.0	8
Provider networks	525.0	17
Trademarks/tradenames	125.0	10
Technology	30.0	5
Other	5.0	3
Total	$1,310.0

These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once sufficient information has been gathered, Aetna may gain additional insight that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets.

(c)
As of the completion of the Merger, Aetna has established deferred taxes and made other tax adjustments as part of the accounting for the Merger, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets acquired	$1,310.0
Fair value adjustment of debt assumed	(216.6)
Total estimated fair value adjustments of assets acquired and liabilities assumed	$1,093.4

Deferred taxes associated with the fair value adjustments
of assets acquired and liabilities assumed	$350.0

(d)
As of the completion of the Merger, debt is required to be measured at fair value. As a result, Aetna increased the value of debt assumed from Coventry by approximately $217 million, which will be amortized over the life of the debt as a reduction in interest expense. Additionally, Coventry's unamortized debt issuance costs of $9.4 million, classified as other assets, have been adjusted to zero in the unaudited pro forma condensed combined balance sheet.

As of the completion of the Merger, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the Effective Date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use.

Aetna is gathering information to evaluate the specific nature, age, condition and location of Coventry's property and equipment acquired as of the Effective Date. At this time, Aetna only has preliminary or incomplete information as to the specific nature, age, condition and location of such property and equipment. Aetna also does not yet know the appropriate valuation premise, value-in-use or value-in-exchange, to use for the acquired property and equipment, as selecting the appropriate valuation premise requires a certain level of knowledge about the assets being evaluated, as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Aetna has assumed that the current Coventry book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the Effective Date.

6.	Disposition

Aetna and Coventry each had a Missouri Medicaid business. The unaudited pro forma condensed combined financial information reflects Aetna's disposition of its Missouri Medicaid business, which occurred on March 31, 2013. Aetna will continue to operate Coventry's Missouri Medicaid business. Specifically, the unaudited pro forma condensed combined statements of income reflect the elimination of the revenues associated with Aetna's Missouri Medicaid business as well as elimination of the costs directly identifiable with that revenue as if the disposition occurred on the first day of each period presented. The unaudited pro forma condensed combined balance sheet as of March 31, 2013 does not require a discrete column for the disposition because the disposition is reflected in Aetna's March 31, 2013 balance sheet.

7.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
Elimination of intercompany transactions between Aetna and Coventry, primarily related to network rental fees, consisting of aggregate revenue and expenses of $16.0 million for 2012 and $3.4 million during the three months ended March 31, 2013.

(b)
For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated interest income generated by the cash and cash equivalents and long-term investments which were used to partially fund the Merger. For purposes of such financial statements, interest income is reduced by the estimated interest income generated by such assets for the combined entity in 2012 and during the three months ended March 31, 2013, of approximately $7.4 million and $1.6 million, respectively. Aetna's estimate is based on a weighted-average annual interest rate on cash and cash equivalents and long-term investments in 2012 of .67% and for the three months ended March 31, 2013, of .60%.

(c) For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated the reduction in interest income associated with adjusting the amortized cost of Coventry's investment portfolio to fair value as of the Effective Date. For the purposes of such financial statements, the estimated reduction in interest income due to fair value adjustments to the investment portfolio under the acquisition method of accounting is approximately $28.7 million and $6.5 million in 2012 and during the three months ended March 31, 2013, respectively.

(d)
Selling, general and administrative expenses are reduced by $26.3 million and $19.9 million, to eliminate acquisition-related transaction costs incurred by Aetna and Coventry in 2012 and during the three months ended March 31, 2013, respectively. Net investment income is reduced by $1.0 million and $1.9 million in 2012 and during the three months ended March 31, 2013, respectively, to eliminate interest income on the proceeds associated with the long-term fixed-rate debt securities Aetna issued in November 2012 to partially fund the

Merger (the "November 2012 Debt"). These acquisition-related transaction costs and this interest income are not expected to have a continuing impact on the combined company's results.

(e)	Adjustment of amortization expense, as follows:

	Year Ended	Three Months Ended
(Millions)	December 31, 2012	March 31, 2013
Eliminate Coventry’s historical intangible asset amortization expense	$(74.1)	$(16.5)
Eliminate Coventry’s historical capitalized
internal-use software amortization expense	(25.3)	(7.7)
Estimated intangible asset amortization expense	129.2	32.3
Estimated adjustment to intangible asset amortization expense	$29.8	$8.1

(f)	Aetna estimates a decrease in interest expense of $9.0 million in 2012 and $14.5 million in the three months ended March 31, 2013, associated with three discrete pro forma adjustments:

•
Interest expense on the $2.0 billion of November 2012 Debt is included in Aetna's historical statement of income for the last two months of 2012 as well as the three months ended March 31, 2013. A pro forma adjustment of $49.0 million in 2012 is included to reflect ten additional months of interest expense, to present the year ended December 31, 2012 as if the Merger had occurred on the first day of the period presented.

•
Additional interest expense of approximately $2.5 million in 2012 and $.6 million in the three months ended March 31, 2013, to reflect the interest cost associated with approximately $700 million of commercial paper Aetna issued to partially fund the Merger. The interest expense on the commercial paper has a weighted-average annual interest rate of 0.36%.

•
Estimated reductions to interest expense of $60.5 million in 2012 and $15.1 million in the three months ended March 31, 2013 to reflect the amortization of the estimated fair value adjustment to Coventry's debt. Debt is required to be measured at fair value under the acquisition method of accounting. These reductions more than offset the additional interest expense associated with the incremental debt issued to finance the Merger.

(g)
Aetna assumed a blended 35% tax rate when estimating the tax impact of the Merger, representing the federal statutory tax rate and exclusion of any state tax impacts which are unknown at this time but expected to be immaterial. Certain transaction-related costs incurred during 2012 and the three months ended March 31, 2013, were not deductible for tax purposes. The effective tax rate of the combined company could be significantly different depending upon post-Merger activities of the combined company.

(h)
The combined basic and diluted earnings per share for the periods presented are based on the combined weighted-average basic and diluted shares of Aetna and Coventry. The historical weighted-average basic and diluted shares of Coventry were assumed to be replaced by the shares issued by Aetna to effect the Merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended	Three Months Ended
(Millions)	December 31, 2012	March 31, 2013
Aetna weighted average shares used to compute basic EPS	340.1	327.6
Coventry shares outstanding at May 7, 2013,
converted at the exchange ratio (133.7*0.3885)	51.9	51.9
Combined weighted average basic shares outstanding	392.0	379.5
Number of Coventry restricted shares outstanding, net of employee tax
withholdings at May 7, 2013, converted at the exchange ratio (0.7*0.3885)	.3	.3
Pro forma weighted average basic shares outstanding	392.3	379.8

Dilutive effect of Aetna's outstanding stock-based compensation awards (1)	4.9	3.1
Pro forma weighted average shares used to compute diluted EPS	397.2	382.9

Certain amounts may reflect rounding adjustments.

(1)
Does not include Coventry's outstanding performance share units, restricted stock units or vested or unvested stock options that were paid in cash and canceled upon completion of the Merger as described in Note 4. Consideration Transferred.

8.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)
Reflects the use of $3.2 billion of available cash to fund a portion of the $3.8 billion cash portion of the total consideration transferred to fund the Merger. This $3.2 billion of available cash was financed with the November 2012 Debt, approximately $100 million of commercial paper and approximately $1.1 billion of cash on hand (See Note 4. Consideration Transferred). See (g) below for details on the funding of the remainder of the cash portion of the total consideration transferred to fund the Merger.

(b) Elimination of intercompany accounts receivable and accrued expenses primarily related to network rental fees of $1.1 million.

(c)	Increase current tax assets by $29.2 million to reflect the tax impact of estimated acquisition-related transaction costs.

(d)     Adjustment of goodwill to an estimate of Effective Date goodwill, as follows:

(Millions)
Eliminate Coventry’s historical goodwill	$(2,591.5)
Estimated transaction goodwill	4,078.1
Total	$1,486.6

(e)	Adjustment of intangible assets to their estimated fair value, as follows:

(Millions)
Eliminate Coventry’s historical intangible assets	$(302.1)
Estimated fair value of intangible assets acquired	1,310.0
Total	$1,007.9

(f)
Elimination of Coventry's historical capitalized internal use software of $71.4 million. Write off of Coventry’s unamortized debt issuance costs of $9.4 million. Elimination of other Coventry historical deferred expenses of $8.9 million. There is no future economic benefit associated with these assets.

(g)
At March 31, 2013, Aetna had approximately $100 million of commercial paper outstanding. To partially fund the Merger, Aetna issued approximately $600 million of additional commercial paper after March 31, 2013 and prior to the Effective Time.

(h)
Estimated acquisition-related transaction costs of $88.4 million incurred or expected to be incurred subsequent to March 31, 2013. Total estimated acquisition-related transaction costs incurred or expected to be incurred by Aetna and Coventry are approximately $102 million and $62 million, respectively, of which $50.0 million and $25.4 million were incurred through March 31, 2013, respectively. Acquisition-related transaction costs of $51.7 million and $36.7 million are projected to be incurred by Aetna and Coventry, respectively, subsequent to March 31, 2013.

(i)
Adjustment of Coventry's debt to its fair value. As a result, Aetna increased the value of Coventry's debt by $216.6 million. This amount will be amortized over the life of the Coventry debt as a reduction in interest expense.

(j) Adjustment of tax liabilities (assets) as follows:

(Millions)
Elimination of Coventry's deferred tax liability on intangible assets	$(169.2)
Elimination of Coventry's deferred tax liability on investments	(35.7)
Elimination of Coventry's deferred tax liability on internal-use software	(30.6)
Elimination of Coventry's deferred tax asset on outstanding equity/unit awards	23.9
Elimination of Coventry's deferred tax asset on other deferred expenses	3.4
Estimated deferred tax liability on identifiable intangible assets	425.8
Deferred tax asset for fair value increase to debt assumed	(75.8)
Total	$141.8

(k)	Elimination of Coventry's historical accrued expenses for outstanding liability-based awards of $13.7 million which settled in cash as a result of the Merger.

(l)	Elimination of Coventry's historical common stock and additional paid-in capital and record the stock portion of the merger consideration as follows:

(Millions)
Elimination of Coventry's historical common stock and additional paid-in-capital	$(62.1)
Issuance of Aetna common shares	3,064.6
Total	$3,002.5

(m)
Elimination of Coventry's historical retained earnings and reflecting the estimated after-tax portion of the acquisition-related transaction costs projected to be incurred after March 31, 2013, as follows:

(Millions)
Elimination of Coventry's historical retained earnings	$(4,720.1)
Transaction costs incurred	(59.2)
Total	$(4,779.3)

(n)	Elimination of Coventry's historical accumulated other comprehensive income of $53.8 million.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On February 19, 2013, Aetna declared a dividend of $.20 per Aetna common share, which was paid on April 26, 2013 to shareholders of record as of the close of business on April 11, 2013. Additionally, on May 17, 2013, Aetna declared a dividend of $.20 per Aetna common share which will be paid on July 26, 2013 to shareholders of record as of the close of business on July 11, 2013. On March 11, 2013 Coventry declared a dividend of $.125 per share of Coventry common stock, which was paid on April 9, 2013 to stockholders of record as of the close of business on March 22, 2013. The dividend policy of Aetna following completion of the Merger will be determined by the Aetna board of directors following completion of the Merger.